EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 25, 2014	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2014 1ST QTR RESULTS

Horsham, PA, February 25, 2014 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2014.

FY 2014 First Quarter Financial Highlights:

•	FY 2014’s first quarter net income was $45.6 million, or $0.25 per share, compared to net income of $4.4 million, or $0.03 per share, in FY 2013’s first quarter.

•
Pre-tax income was $71.2 million, compared to pre-tax income of $8.3 million in FY 2013’s first quarter. FY 2014’s pre-tax income included $23.5 million from the sale of two shopping centers in which Toll Brothers was a 50% joint venture partner, as well as $6.3 million of gains from land sales.

•
Revenues of $643.7 million and home building deliveries of 928 units rose 52% in dollars and 24% in units, compared to FY 2013’s first quarter. The average price of homes delivered was $694,000, compared to $569,000 in FY 2013’s first quarter.

•
Backlog of $2.69 billion and 3,667 units rose 45% in dollars and 31% in units, compared to FY 2013’s first-quarter-end backlog. The average price of homes in backlog was $733,000 compared to $665,000 at FY 2013’s first- quarter end. An additional $105.3 million and 126 units were added to backlog upon completion of the Company’s acquisition of Shapell Homes on February 4th, 2014.

•
Net signed contracts of $701.7 million and 916 units rose 14% in dollars despite declining 6% in units, compared to FY 2013’s first quarter. The average price of net signed contracts was $766,000, compared to $631,000 in FY 2013’s first quarter.  On a per-community basis, FY 2014's first-quarter net signed contracts were 3.95 units per community, compared to 4.34 units in FY 2013’s first quarter.

•	Gross margin, excluding interest and write-downs, improved 100 basis points to 24.4%, compared to 23.4% in FY 2013’s first quarter.

•	SG&A as a percentage of revenue, excluding $0.8 million of Shapell acquisition costs, improved to 15.1%, compared to 18.4% in FY 2013’s first quarter.

•	Operating margin improved to 4.9% from 0.1% in FY 2013’s first quarter.

•
The Company ended its first quarter with 238 selling communities, compared to 232 at FYE 2013, and 225 at FY 2013’s first-quarter end. The Company expects to end FY 2014 with between 250 and 290 selling communities.

•	At FY 2014’s first-quarter end, the Company had approximately 51,200 lots owned and optioned, compared to approximately 48,600 at FYE 2013 and approximately 43,700 one year ago.

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Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “We delivered more homes at higher prices this first quarter than one year ago. This higher delivery volume, coupled with price increases from late 2012 and early 2013, drove our first quarter growth in revenues, earnings and margins.

“As we have previously discussed, after very strong contract growth beginning in the fourth quarter of FY 2011 and running through the third quarter of FY 2013, demand has leveled more recently against some very strong prior year comparisons. In the six months ended January 31, 2014, Toll Brothers signed 2,079 net contracts with a total value of $1.54 billion, compared to 2,071 net contracts with a total value of $1.30 billion in the same period in the prior year. Although net contracts were flat in units they were up approximately 19% in dollars.

“The freezing, snowy weather of the past two months has impacted our business in the Northeast, Mid-Atlantic and Midwest markets, where about 50% of our selling communities are located. While it is still too early to draw conclusions about the Spring selling season, we remain optimistic based on solid affordability, attractive interest rates, growing pent-up demand and an industry still under-producing compared to both historical norms and current demographics.

“We continue to be very encouraged by the strength of our Coastal California markets and find the Shapell transaction to be even more compelling today than when we announced it last Fall. Our growth in California, as well as significant expansion in Texas, should further diversify the Company and spur growth as we move forward in 2014 and beyond.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Production, notably starts, have obviously been impacted by the severe winter weather in the Midwest, Mid-Atlantic and Northeast. Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance. We now believe we will deliver between 5,100 and 5,850 homes, a 4% decline from our previous top-of-the-range guidance, at an average price of between $675,000 and $720,000 per home. We still expect to end FY 2014 with between 250 and 290 selling communities.

“Encouragingly, our average price per home has risen dramatically, representing a combination of price increases and mix shift. Both components have helped boost our gross and operating margin. We also continue to generate significant pre-tax income from our non-home building activities, including $3.3 million from our Gibraltar Capital and Asset Management subsidiary, $23.5 million from the sale of two shopping centers we developed and owned in a joint venture, and $6.3 million from land sales.

“These sales have given us a jump start on our previously announced plan to accelerate the return of cash after the Shapell acquisition. We are advancing discussions with potential buyers of other land parcels and are encouraged by our progress to date.”

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Robert I. Toll, executive chairman, stated: “I am so proud of what our team has accomplished with the acquisition of Shapell Homes, which represents one of the finest portfolios of Northern and Southern California home sites ever assembled. Our Company has certainly come a long way since 1967, when we began with two homes.
“This was the coldest January since 2001 and one of the worst winters since we entered the business. The storms that affected our industry were reflected in both the decline in the February NAHB Home Builder Confidence Survey and the 16% sequential drop in January housing starts. Although the weather will result in some delays and some additional, but not major costs, it should not result in lost sales or deliveries. While some people may have hunkered down in the bad weather, those with the desire will venture out and should ultimately buy homes when the weather improves.”
Toll Brothers’ financial highlights for the FY 2014 first quarter ended January 31, 2014 (unaudited):

▪	FY 2014’s first-quarter net income was $45.6 million, or $0.25 per share diluted, compared to FY 2013’s first-quarter net income of $4.4 million, or $0.03 per share diluted.

▪
FY 2014’s first-quarter pre-tax income was $71.2 million, compared to FY 2013 first-quarter pre-tax income of $8.3 million. FY 2014’s first-quarter results included pre-tax inventory write-downs of $2.0 million ($1.3 million attributable to an operating community and $0.7 million attributable to future communities) and pre-tax income of $23.5 million related to the sale of two shopping centers. FY 2013’s first-quarter results included pre-tax inventory write-downs totaling $0.7 million.

▪
FY 2014’s first-quarter gross margin improved to 20.1% from 18.5% in FY 2013’s first quarter. Excluding write-downs and interest, FY 2014’s first-quarter gross margin improved to 24.4% from 23.4% in FY 2013’s first quarter.

▪	Interest included in cost of sales declined to 4.0% of revenue in FY 2014’s first quarter from 4.7% in FY 2013’s first quarter.

▪
FY 2014’s first-quarter total revenues of $643.7 million and 928 units increased 52% in dollars and 24% in units from FY 2013’s first-quarter total revenues of $424.6 million and 746 units. The average price of homes delivered was $694,000, compared to $703,000 in FY 2013’s fourth quarter and $569,000 in FY 2013’s first quarter. The decline between FY 2014’s first quarter and the preceding quarter was primarily mix-related.

▪
The Company’s FY 2014 first-quarter net signed contracts of $701.7 million and 916 units, increased 14% and declined 6%, respectively, compared to FY 2013’s first-quarter net signed contracts of $614.4 million and 973 units.

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▪
On a per-community basis, FY 2014’s first-quarter net signed contracts of 3.95 units per community declined 9% from FY 2013’s first-quarter total of 4.34. They were 38% greater than FY 2012’s first-quarter total of 2.86; 41% greater than FY 2011’s first-quarter total of 2.81; and 50% greater than FY 2010’s first-quarter total of 2.63. However, they were still below the Company’s historical first-quarter average of 4.62 units, dating back to 1990.

▪	The average price of net signed contracts in FY 2014’s first quarter was $766,000 compared to $721,000 in FY 2013’s fourth quarter and $631,000 in FY 2013’s first quarter.

▪
FY 2014’s first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 7.0%, compared to 6.2% in FY 2013’s first quarter. As a percentage of beginning-quarter backlog, FY 2014’s first-quarter cancellation rate was 1.9%, compared to 2.5% in FY 2013’s first quarter.

▪
In FY 2014, first-quarter-end backlog of $2.69 billion and 3,667 units increased 45% and 31%, respectively, from FY 2013’s first-quarter-end backlog of $1.86 billion and 2,796 units. An additional $105.3 million and 126 units were added to backlog upon completion of the Shapell acquisition early in the Company’s FY 2014 second quarter on February 4, 2014.

▪	SG&A as a percentage of revenue, excluding $0.8 million of Shapell acquisition costs, improved to 15.1%, compared to 18.4% in FY 2013’s first quarter.

▪
In FY 2014’s first quarter, unconsolidated entities in which the Company had an interest delivered $11.6 million of homes, compared to $8.9 million in the first quarter of FY 2013. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statements of Operations.

▪
In FY 2014’s first quarter, unconsolidated entities in which the Company had an interest signed contracts of $7.8 million, compared to $6.2 million in FY 2013’s first quarter. At January 31, 2014, unconsolidated entities in which the Company had an interest had a backlog of $42.4 million, compared to $24.4 million at January 31, 2013.

▪
The Company ended its FY 2014 first quarter with $1.20 billion in cash and marketable securities compared to $825.5 million at FYE 2013, and $793.6 million at FY 2013’s first-quarter end. At FY 2014’s first-quarter end, the Company had $963.9 million available under its $1.035 billion, 15-bank credit facility, which matures in August 2018.

▪
The Company’s Stockholders’ Equity at FY 2014’s first-quarter end increased 15.5% to $3.62 billion, compared to $3.13 billion at FY 2013’s first-quarter end. This included the issuance of 7.2 million shares of stock in November 2013, which added $220.4 million(net) to Stockholders’ Equity.

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▪
The Company ended its FY 2014 first quarter with a net debt-to-capital ratio(1) of 34.1%, compared to 32.5% at FYE 2013 and 29.7% at FY 2013’s first-quarter end. After the closing of the Shapell transaction in early February 2014, the Company had a pro forma net debt-to-capital ratio of approximately 47.0%.

▪
The Company ended FY 2014’s first quarter with approximately 51,200 lots owned and optioned, compared to 48,600 one quarter earlier, 43,700 one year earlier and 91,200 at its peak at FY 2006’s second-quarter end. Approximately 34,100 of these 51,200 lots were owned, of which approximately 13,500 lots, including those in backlog, were substantially improved.

▪	In the first quarter of FY 2014, the Company purchased 1,531 lots for $274.8 million.

▪
The Company ended FY 2014’s first quarter on January 31, 2014 with 238 selling communities, compared to 232 at FYE 2013 and 225 at FY 2013’s first-quarter end. Upon the completion of the Shapell acquisition, the Company immediately added 11 well-established selling communities in California in early February of 2014. The Company expects to end FY 2014 with between 250 and 290 selling communities.

▪
Based on FY 2014’s first-quarter-end backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 5,100 and 5,850 homes in FY 2014. It believes the average delivered price for FY 2014 will be between $675,000 and $720,000 per home.

▪
In FY 2014’s first quarter, Gibraltar Capital and Asset Management, the Company’s wholly owned subsidiary that invests in distressed loans and real estate, reported pre-tax income of $3.3 million, compared to $2.1 million of income in FY 2013’s first quarter.

▪
On February 4, 2014, the Company completed the acquisition of Shapell Homes for $1.6 billion. Toll Brothers financed the acquisition with a new $485 million 5-year senior unsecured floating rate bank term loan closed on February 3, 2014, as well as $600 million of 5-year and 10-year senior unsecured debt issued on November 12, 2013 and $230 million of common stock issued on November 7, 2013. The balance of the funds consisted of a $370 million draw from its existing $1.035 billion 5-year bank revolving credit facility. In addition, the Company closed on a $500 million 364-day unsecured bank revolving credit facility on February 4, 2014, which it intends to keep undrawn, as its purpose is to provide the Company with additional liquidity should unforeseen circumstances arise.

▪
After the Shapell acquisition, the Company had approximately $1.5 billion available between cash and untapped bank credit facilities, to support current operations and future growth. As previously announced, post-closing, Toll Brothers intends to selectively sell land to recover some expended capital and manage its California concentration. As a result of these lot sales and the delivery of existing backlog, the Company believes it will recapture a significant portion of its investment within eighteen months of closing the transaction.

*more*

▪
As part of the Shapell acquisition, the Company acquired approximately $120 million of cash, which represented net proceeds from homes delivered between the time the Company signed the acquisition agreement and the time the transaction was closed. The net impact of those homes delivered between deal announcement and closing was to trim the number of lots acquired to a total of approximately 4,950 lots.

▪
At FY 2014’s first-quarter end, the company had four rental apartment projects under construction totaling approximately 1,500 units through joint ventures. During the first quarter of FY 2014, the company closed on two project construction loans totaling $126 million to support two of these developments.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EST) today, February 25, 2014, to discuss these results and its outlook for FY 2014. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington. The Company also operates in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset

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Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid- and high-rise for-sale condominiums through Toll Brothers City Living.
Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was awarded Builder of the Year in 2012 as well as in 1988, and is the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

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Information presented herein for the first quarter ended January 31, 2014 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2014	October 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,190,489	$772,972
Marketable securities	13,017	52,508
Restricted cash	32,175	32,036
Inventory	5,235,647	4,650,412
Property, construction and office equipment, net	131,190	131,320
Receivables, prepaid expenses and other assets	240,034	229,295
Mortgage loans held for sale	58,131	113,517
Customer deposits held in escrow	45,834	46,888
Investments in and advances to unconsolidated entities	430,615	403,133
Investment in distressed loans	19,253	36,374
Investment in foreclosed real estate	79,267	72,972
Deferred tax assets, net of valuation allowances	284,603	286,032
	$7,760,255	$6,827,459

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$158,606	$107,222
Senior notes	2,921,851	2,321,442
Mortgage company warehouse loan	51,470	75,000
Customer deposits	218,747	212,669
Accounts payable	166,286	167,787
Accrued expenses	516,097	522,987
Income taxes payable	99,825	81,188
Total liabilities	4,132,882	3,488,295

Equity:
Stockholders’ Equity
Common stock	1,776	1,694
Additional paid-in capital	683,965	441,677
Retained earnings	2,937,583	2,892,003
Treasury stock, at cost	(81)	—
Accumulated other comprehensive loss	(2,124)	(2,387)
Total stockholders' equity	3,621,119	3,332,987
Noncontrolling interest	6,254	6,177
Total equity	3,627,373	3,339,164
	$7,760,255	$6,827,459

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,
	2014	2013
Revenues	$643,681	$424,601

Cost of revenues	514,032	345,937
Selling, general and administrative expenses	97,870	78,047
	611,902	423,984

Income from operations	31,779	617
Other:
Income from unconsolidated entities	22,915	3,083
Other income - net	16,541	4,626
Income before income taxes	71,235	8,326
Income tax provision	25,655	3,894
Net income	$45,580	$4,432
Income per share:
Basic	$0.26	$0.03
Diluted	$0.25	$0.03
Weighted-average number of shares:
Basic	176,474	169,064
Diluted	184,888	171,903

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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2014	2013
Impairment charges recognized:
Cost of sales - land controlled for future communities	$682	$9
Cost of sales - operating communities	1,300	700
	$1,982	$709

Depreciation and amortization	$5,344	$6,525
Interest incurred	$39,944	$31,748
Interest expense:
Charged to cost of sales	$25,440	$19,974
Charged to other income - net	317	88
	$25,757	$20,062

Home sites controlled:
Owned	34,108	33,526
Optioned	17,127	10,169
	51,235	43,695

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Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended January 31,		Three Months Ended January 31,
	Units		$ (Millions)
	2014	2013	2014	2013
HOME BUILDING REVENUES
North	209	151	$127.6	$82.3
Mid-Atlantic	273	236	169.1	129.6
South	225	143	150.6	87.2
West	204	200	186.2	112.6
Traditional Home Building	911	730	633.5	411.7
City Living	17	16	10.2	12.9
Total consolidated	928	746	$643.7	$424.6

CONTRACTS
North	181	235	$118.2	$130.4
Mid-Atlantic	263	262	163.8	146.9
South	222	203	168.3	137.5
West	199	241	187.9	177.9
Traditional Home Building	865	941	638.2	592.7
City Living	51	32	63.5	21.7
Total consolidated	916	973	$701.7	$614.4

BACKLOG
North	920	709	$553.1	$398.2
Mid-Atlantic	892	660	567.7	391.8
South	953	809	691.2	533.8
West	670	548	594.8	416.3
Traditional Home Building	3,435	2,726	2,406.8	1,740.1
City Living	232	70	280.7	119.6
Total consolidated	3,667	2,796	$2,687.5	$1,859.7

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Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month periods ended January 31, 2014 and 2013, and for backlog at January 31, 2014 and 2013 is as follows:

	2014	2013	2014	2013
	Units	Units	$(Mill)	$(Mill)
Three months ended January 31,
Revenues	15	10	$11.6	$8.9
Contracts	11	10	$7.8	$6.2

Backlog at January 31,	58	36	$42.4	$24.4

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